Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated February 22, 2012, on the financial statements and financial highlights of Pioneer AMT-Free Municipal Fund, and Pioneer Growth Opportunities Fund included in the Annual Reports to the Shareowners for the year ended December 31, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 333-110037) of Pioneer Series Trust II.


						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2012